Letter to shareholders 1Q21 Opendoor home in Raleigh, NC Exhibit 99.2

In 2014, a few of us set out to drastically simplify the real estate transaction, redefine the housing market, and make buying and selling a home as easy as a tap of a button. While we recognized the magnitude of the opportunity, with $1.9 trillion in annual transaction value, we understood the process of buying and selling a home was intimidating and opaque, preventing mobility and homeownership for countless Americans. For a transaction this central to our lives, we believed the status quo had to change. Seven years and more than 90,000 customers later, we have more conviction that consumers deserve a modern real estate experience. So we continue to march forward, focused on building an experience that delivers far greater simplicity, certainty, and speed than the traditional process. Our experience is resonating with consumers. In this last quarter, we saw thousands of homeowners request and receive offers each day. We helped over 3,500 sellers sell their home online. We helped nearly 2,500 home buyers achieve their dreams of homeownership. And we hired hundreds of teammates who are joining us on this mission. While we’re proud of our results, we’re continuing to look forward, remembering every day why we started Opendoor—to make it possible to buy, sell, and move in as easy as a few taps of a button. Eric Wu, Co-Founder & CEO Empower everyone with the freedom to move. Our Mission 2 A NOTE FROM ERIC Dear Shareholders,

Revenue of $747 million, up 200% versus 4Q20; GAAP Gross Profit of $97 million and GAAP Net Income of ($270) million — Delivered Revenue of $747 million and Adjusted EBITDA of ($2) million, both well ahead of guidance — Purchased 3,594 homes, up 78% versus 4Q20 and up 24% versus 1Q20 — Sold 2,462 homes, up 190% versus 4Q20 and down 50% versus 1Q20 — Grew inventory balance to $841 million, up 80% versus 4Q20 and up 2% versus 1Q20 — Raised $860 million in primary equity offering in February and ended quarter with $2.1 billion in cash and marketable securities — Increased our buybox coverage by 25% in existing markets — Expanded to 27 markets at end of 1Q21 with six launches — Launched Opendoor-Backed Offers (OBO), providing homebuyers with the benefits of an all-cash offer 3 1Q21 Highlights

Shermika Bennett, a homeowner in Atlanta, Georgia, needed more space to accommodate her family. She turned to Opendoor and was able to sell her existing home, buy her next home and finance all on our platform. She sold her home directly to Opendoor and used Opendoor-Backed Offers to win her dream home. “We found a home that we loved, and we fell in love with it. Opendoor helped us win the offer on this home. We put in a bid for the listed price of $525,000. Even though our bid was not the highest one, because Opendoor guaranteed the purchase of this home through Opendoor-Backed Offers, it stood out to the seller.” -- Shermika Bennett The home Shermika found had only been listed on the market for two days, but already had four offers. She worked with an Opendoor agent to place a strong, competitive offer using Opendoor’s cash-backing. Shermika ended up winning the home with a bid that was $25,000 less than the highest bid. The Bennett family are now happily settled in their new home. “I have three kids, so moving during this time was an experience. But everything worked out well and it was a smooth transition. I would definitely recommend Opendoor. We love our new home.” -- Shermika Bennett Customers Served to Date > 90,000 CUSTOMER HIGHLIGHT Meet Shermika Bennett Shermika and her family in front of their new Atlanta home 1Q21 NPS > 80 4

Business Highlights 5 Sacramento, CA Opendoor’s 13th market

Existing market growth New market expansion Digital end-to-end experience We’ve made significant headway this quarter in each of these areas as we build the modern consumer real estate experience. EXISTING MARKET GROWTH In the hottest real estate market in a generation, we are seeing record demand and engagement on the Opendoor platform. Consumer expectations for digital-first experiences have extended to real estate. In fact, a recent survey we commissioned found that 75% of buyers want digital options in real estate and 71% of sellers were likely to consider selling their home using a digital platform. While the shift from offline to online was accelerated by the impact of COVID-19, we are confident that such changes to consumer behavior are here to stay. Our first quarter results clearly reflect these secular shifts, as well as the superior experience that Opendoor provides relative to the traditional real estate transaction. Offers were at company record levels in 1Q21 and up 175% versus 4Q20. Similarly, real seller conversion remained at record levels, as consumers seek out the speed, certainty and simplicity of the Opendoor solution. Home acquisition growth was strong in 1Q21, building upon the momentum we saw in 4Q20. We purchased 3,594 homes, which was up 78% over 4Q20 and 24% versus 1Q20. Based on growing customer demand and our team’s stellar execution to keep pace, we expect 2Q21 will set an all-time company record for quarterly home acquisition volumes. Our strong home acquisition performance demonstrates that our value proposition is resonating with consumers, with broad-based demand across all of our markets and various marketing channels. We delivered meaningful improvements in efficiency even as we ramped marketing spend sequentially, with notable success diversifying into TV and video as we drive awareness. As volumes ramp, we remain focused on both maintaining unit margin discipline through pricing accuracy and efficiently scaling our operational capacity. Business Highlights 6 1Q21 Homes Acquired 3,594 1Q21 Homes Sold 2,462 We are successfully executing against our key priorities:

Finally, we are making step-function gains in the number of customers we are able to serve in our existing markets. We increased our buybox coverage, or the homes we can address via our underwriting processes, by 25% when compared to 4Q20, adding to the expansion we discussed last quarter. Buybox gains relate not only to price point, but also include advances in our ability to offer on a wider array of home types, such as gated communities, larger lot sizes, older construction, and adjacent zip codes. As two tangible examples, in Los Angeles we increased our maximum purchase price to $1.4 million from $600,000 at initial launch, and in Tampa we added both gated communities and townhomes. Both represent increases in our serviceable addressable market, which in turn drives the flywheel for greater awareness, customer adoption, marketing efficiency, and market share over time. NEW MARKET EXPANSION Earlier this year, we announced our plans to double our footprint to 42 markets by the end of 2021. We’re tracking well against that goal, with six additional markets launched in the first quarter. Since the end of the quarter, we launched another six cities, bringing our total market count to 33 as of today. Having launched in 21 U.S. markets prior to this year, we’ve developed scalable systems and operating models that allow for highly efficient and concurrent market launches. We benefit from historical launch playbooks, highly centralized operations, and pricing engines that constantly improve and learn from greater cross-market data. Further, we are now able to manage multiple “go-lives” in a single day, as we demonstrated this past quarter. Given centralized operations and limited in-market overhead, we are able to scale volumes prudently as pricing and operations mature. While new city launches will have limited top-line impact in their first year, they are an important growth driver over the medium- and long-term. We are laying the foundation for years of growth in each of these new markets as we reach and serve more customers across the country. 7 Business Highlights 1Q21 Markets Launched 6 1Q21 Total Markets 27 1Q21 New Markets San Diego, CA Asheville, NC Boise, ID Prescott, AZ Killeen, TX Greensboro, NC

DIGITAL, END-TO-END EXPERIENCE We founded Opendoor to make it frictionless to move, and we have spent the last seven years executing against that mission. We started by reimagining the home selling experience, bringing simplicity, certainty and speed to an otherwise offline, complex and time-consuming process. Next, we integrated Title & Escrow as a critical component of the transaction, substantially improving the customer experience while also opening up an incremental margin opportunity for us. We have more recently expanded our suite of products to include Opendoor Home Loans and Buy with Opendoor. We know that two-thirds of sellers are also buyers, and we are investing to make Buying with Opendoor just as simple, certain and fast. To this end, we launched Opendoor-Backed Offers this past quarter. The service evolved from listening closely to the needs of our customers, as many relayed the challenges associated with finding their next home given record low inventory levels and increased competition. Opendoor- Backed Offers provide qualifying buyers with the benefits of an all-cash offer, arming them with speed and certainty when they make an offer. The product is resonating, as buyers leveraging OBO are nearly twice as likely to successfully go into contract on their dream home versus a traditional, contingent offer. This service is also tightly integrated with Opendoor Home Loans, and we are generating meaningful mortgage pull-through as the OBO product scales. Opendoor-Backed Offers is a perfect example of how we are able to leverage our underwriting capabilities, suite of services, and operational infrastructure to build best-in-class products and experiences for our customers. Such innovations are a win-win for the consumer and Opendoor: they deliver on the customer’s need for an efficient and integrated product experience while providing incremental margin opportunities across the full stack of the transaction. 8 Business Highlights Mark Won Customer Experience Manager since 2015

9 Financial Highlights Opendoor home Sold in 2019

($ in millions) Our 1Q21 Revenue and Adjusted EBITDA results meaningfully exceeded prior guidance due to strong momentum across our business. The team is executing well as we rapidly scale and build the leading digital platform to buy, sell or trade-in your home. GROWTH In 1Q21 we successfully launched six new markets, bringing our total market count to 27 at the end of the quarter. Looking ahead to 2Q21, we plan to launch another nine markets, making solid progress against our goal of doubling our market count to 42 by year end. We made significant progress in expanding our buybox in existing markets, and we are now able to offer on 25% more homes today versus 4Q20. Increasing market coverage, driven by both new cities and buybox expansion, is a key driver of long-term growth. As reference, approximately 15% of our total purchase unit volume in 1Q21 came from homes we were not able to offer on as of the end of 2019. We purchased 3,594 homes in 1Q21, up 78% versus 4Q20 and up 24% versus 1Q20. This growth was driven by record level of offers made to customers and record levels of conversion. As more consumers continue to choose Opendoor as the most convenient and certain way to sell their home, we expect Q2 home acquisition volumes to meaningfully surpass prior all-time highs for the Company. On the resale front, we sold 2,462 homes in 1Q21, up 190% versus 4Q20 and down 50% versus 1Q20. The volume of Homes Sold almost doubled sequentially due to ramping inventory levels and high transaction velocity in a low inventory environment. Revenue was $747 million in 1Q21, reflecting 200% growth versus 4Q20 and a 40% decline versus 1Q20. Revenue per Home Sold was up 4% versus 4Q20 and up 19% versus 1Q20 due a combination of healthy market home price appreciation and buybox gains related to price. As of March 31, 2021, we had 2,958 homes on our balance sheet, representing $841 million in value. Our inventory balance grew 80% from the end of 4Q20 and is up 2% versus 1Q20, driven by the aforementioned strong growth in home acquisition volumes. 1Q21 Homes Purchased 3,594 10 Financial Highlights 1Q21 Ending Inventory $841 million 1Q20 2Q20 3Q20 4Q20 1Q21 $824 $264 $152 $466 $841 1Q20 2Q20 3Q20 4Q20 1Q21 2,892 461 799 2,016 3,594 1Q20 2Q20 3Q20 4Q20 1Q21 $1,256 $740 $339 $249 $747 ($ in millions) 1Q21 Revenue $747 million

Financial Highlights

UNIT ECONOMICS

Unit margins were very strong in the quarter, largely driven by a combination of a very fresh book of inventory, strong home price appreciation, and our inventory management strategies.

GAAP Gross Profit was $97 million for 1Q21, up 153% versus 4Q20 and up 7% versus 1Q20. GAAP Gross Margin was 13.0%, down 242 basis points versus 4Q20 and up 575 basis points versus 1Q20. Adjusted Gross Profit was also $97 million, up 154% versus 4Q20 and up 9% versus 1Q20. Adjusted Gross Margin was 13.0%, down 237 basis points versus 4Q20 and up 591 basis points versus 1Q20.

Contribution Profit was $76 million in 1Q21, up 142% versus 4Q20 and up 97% versus 1Q20. Contribution Margin of 10.2% was down 245 basis points versus 4Q20 and up 712 basis points versus 1Q20. Consistent with expectations, we saw a modest sequential decline in Contribution Margins and expect to see margins continue to gradually moderate over the coming quarters as our inventory mix normalizes.

Contribution Profit After Interest (CPAI) was $73 million in 1Q21, up 141% versus 4Q20 and 211% versus 1Q20. This represented a margin of 9.8%, down 241 basis points versus 4Q20 and up 789 basis points versus 1Q20.

1Q21 GAAP Gross Margin

13.0%

1Q21 Contribution Margin

10.2%

1Q21 Contribution Margin After Interest

9.8%



3.1%
1.9%
2.7%
1.6%
5.9%
4.8%
12.6%
12.2%
10.2%
9.8%
1Q20
2Q20
3Q20
4Q20
1Q21
Contribution Margin
Contribution Margin After Interest

11

ADJUSTED EBITDA AND NET INCOME GAAP Net Income was ($270) million in 1Q21 versus ($54) million in 4Q20 and ($62) million in 1Q20. As a percent of revenue, GAAP Net Income was (36.2%) in 1Q21 versus (21.7%) in 4Q20. GAAP Net Income this quarter was impacted by a stock-based compensation (SBC) expense of $239 million. This expense is primarily related to historical equity awards to employees that were realized in Q1 as a result of going public in December 2020. We expect approximately $175 million of SBC expense in Q2 and approximately $70 million of SBC expense in each of Q3 and Q4. Adjusted EBITDA was ($2) million, compared to ($27) million in 4Q20 and ($28) milion in 1Q20. As a percent of revenue, Adjusted EBITDA was (0.3%) in 1Q21 versus (10.9%) in 4Q20. Adjusted EBITDA was close to break-even and well ahead of our expectations due to revenue out-performance, strong unit margin performance and the benefits of higher average home prices, all of which provided incremental leverage against our operating expense base. Adjusted Net Income was ($21) million or (2.8%) of revenue in 1Q21, improving in dollar and percentage terms both sequentially and versus 1Q20. BALANCE SHEET ITEMS We successfully raised $860 million through a follow-on offering in February and ended the quarter with $2.1 billion in cash and marketable securities. Combined with substantial borrowing capacity of $3.1 billion across our non-recourse, asset-backed facilities, we have ample capital to invest behind our growth and product initiatives. 12 Financial Highlights 1Q21 Cash and Marketable Securities $2.1 billion

2Q21 Guidance 13 We are seeing broad strength across our business and these trends are reflected in our 2Q21 guidance. For the second quarter of 2021, revenue is expected to be between $1.025 billion and $1.075 billion, which represents 41% sequential growth over 1Q21 at the midpoint of the expected range. Adjusted EBITDA1 is expected to be between ($5) million and $5 million, which represents breakeven margin at the midpoint of the expected range. 2Q21 Adjusted EBITDA1 Guidance ($5) - $5 million 2Q21 Adjusted EBITDA Margin Guidance (0.5%) - 0.5% side bar spacer graph spacer 2Q21 Revenue Guidance $1.025 - $1.075 billion 1. Opendoor has not provided a quantitative reconciliation of forecasted Adjusted EBITDA or Adjusted EBITDA Margin to forecasted GAAP net income (loss) or GAAP net Income (Loss) Margin, respectively, within this shareholder letter because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to, inventory impairment and stock-based compensation with respect to future grants and forfeitures. These items, which could materially affect the computation of forward-looking GAAP net income (loss), are inherently uncertain and depend on various factors, some of which are outside of the Company’s control.

Eric Wu, Co-Founder & CEO Carrie Wheeler, CFO CONFERENCE CALL INFORMATION Opendoor will host a conference call to discuss its financial results on May 11, 2021 at 2:00 p.m. Pacific Time. A live webcast of the call can be accessed from Opendoor’s Investor Relations website at https://investor.opendoor.com. An archived version of the webcast will be available from the same website after the call. May 11, 2021 at 2 p.m. PT investor.opendoor.com LIVE WEBCAST 14 Raleigh, NC Opendoor’s 6th market

/ OpendoorHQ / Opendoor Company / Opendoor-com investor.opendoor.com

16 Definitions & Financial Tables

This shareholder letter contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this shareholder letter that do not relate to matters of historical fact should be considered forward-looking, including statements regarding our financial condition, anticipated financial performance, business strategy and plans, market opportunity and expansion and objectives of management for future operations. These forward-looking statements generally are identified by the words “anticipate”, “believe”, “contemplate”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “intend”, “may”, “might”, “opportunity”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “strategy”, “strive”, “target”, “will”, or “would”, the negative of these words or other similar terms or expressions. The absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many important factors could cause actual future events to differ materially from the forward-looking statements in this shareholder letter, including but not limited to our public securities’ potential liquidity and trading; our ability to raise financing in the future; our success in retaining or recruiting, or changes required in, our offices, key employees or directors; the impact of the regulatory environment and complexities with compliance related to such environment; our ability to remediate our material weaknesses; various factors relating to our business, operations and financial performance, including, but not limited to, the impact of the COVID-19 pandemic on our ability to grow market share; our ability to respond to general economic conditions, and the health of the U.S. residential real estate industry. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described under the caption "Risk Factors" in our annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2021, as updated by our quarterly report on Form 10-Q for the quarter ended March 31, 2021, and our other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. We do not give any assurance that we will achieve our expectations. 17 Forward-looking Statements

Use of Non-GAAP Financial Measures To provide investors with additional information regarding the Company’s financial results, this shareholder letter includes references to certain non-GAAP financial measures that are used by management. The Company believes these non-GAAP financial measures including Adjusted Gross Profit, Contribution Profit, Contribution Profit After Interest, Adjusted Net Loss, Adjusted EBITDA, and any such non-GAAP financial measures expressed as a Margin, are useful to investors as supplemental operational measurements to evaluate the Company’s financial performance. The non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s recurring operating results. Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest To provide investors with additional information regarding our margins and return on inventory acquired, we have included Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest, which are non-GAAP financial measures. We believe that Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest are useful financial measures for investors as they are supplemental measures used by management in evaluating unit level economics and our operating performance in our key markets. Each of these measures is intended to present the economics related to homes sold during a given period. We do so by including revenue generated from homes sold (and adjacent services) in the period and only the expenses that are directly attributable to such home sales, even if such expenses were recognized in prior periods, and excluding expenses related to homes that remain in inventory as of the end of the period. Contribution Profit provides investors a measure to assess Opendoor’s ability to generate returns on homes sold during a reporting period after considering home purchase costs, renovation and repair costs, holding costs and selling costs. Contribution Profit After Interest further impacts gross profit by including interest costs attributable to homes sold during a reporting period. We believe these measures facilitate meaningful period over period comparisons and illustrate our ability to generate returns on assets sold after considering the costs directly related to the assets sold in a given period. Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest are supplemental measures of our operating performance and have limitations as analytical tools. For example, these measures include costs that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, costs required to be recorded under GAAP in the same period. These measures also exclude the impact of certain restructuring costs that are required under GAAP. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is gross profit. 18 Definitions

Adjusted Gross Profit / Margin We calculate Adjusted Gross Profit as gross profit under GAAP adjusted for (1) inventory impairment in the current period and (2) inventory impairment in prior periods. Restructuring in cost of revenue reflects the costs associated with the reduction in our workforce in 2020, a portion of which were related to personnel included in cost of revenue. Inventory impairment in the current period is calculated by adding back the inventory impairment charges recorded during the period on homes that remain in inventory at period end. Inventory impairment in prior periods is calculated by subtracting the inventory impairment charges recorded in prior periods on homes sold in the current period. We define Adjusted Gross Margin as Adjusted Gross Profit as a percentage of revenue. We view this metric as an important measure of business performance as it captures gross margin performance isolated to homes sold in a given period and provides comparability across reporting periods. Adjusted Gross Profit helps management assess home pricing, service fees and renovation performance for a specific resale cohort. Contribution Profit / Margin We calculate Contribution Profit as Adjusted Gross Profit, minus (1) holding costs incurred in the current period on homes sold during the period, (2) holding costs incurred in prior periods on homes sold in the current period, and (3) direct selling costs incurred on homes sold during the current period. The composition of our holding costs is described in the footnotes to the reconciliation table below. Contribution Margin is Contribution Profit as a percentage of revenue. We view this metric as an important measure of business performance as it captures the unit level performance isolated to homes sold in a given period and provides comparability across reporting periods. Contribution Profit helps management assess inflows and outflows directly associated with a specific resale cohort. Contribution Profit / Margin After Interest We define Contribution Profit After Interest as Contribution Profit, minus interest expense under our senior revolving credit facilities incurred on the homes sold during the period. This may include interest expense recorded in periods prior to the period in which the sale occurred. Our senior revolving credit facilities are secured by our homes in inventory and drawdowns are made on a per-home basis at the time of purchase and are required to be repaid at the time the homes are sold. We do not include interest expense associated with our mezzanine term debt facilities in this calculation as we do not view such facilities as reflective of our expected long term capital structure and cost of financing. Contribution Margin After Interest is Contribution Profit After Interest as a percentage of revenue. We view this metric as an important measure of business performance. Contribution Profit After Interest helps management assess Contribution Margin performance, per above, when fully burdened with expected long-term costs of financing. 19 Definitions

Adjusted Net Loss and Adjusted EBITDA We also present Adjusted Net Loss and Adjusted EBITDA, which are non-GAAP financial measures that management uses to assess our underlying financial performance. These measures are also commonly used by investors and analysts to compare the underlying performance of companies in our industry. We believe these measures provide investors with meaningful period over period comparisons of our underlying performance, adjusted for certain charges that are non-recurring, non-cash, not directly related to our revenue-generating operations or not aligned to related revenue. Adjusted Net Loss and Adjusted EBITDA are supplemental measures of our operating performance and have important limitations. For example, these measures exclude the impact of certain costs required to be recorded under GAAP. These measures also include impairment costs that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, impairment costs required to be recorded under GAAP in the same period. These measures could differ substantially from similarly titled measures presented by other companies in our industry or companies in other industries. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is net loss. We calculate Adjusted Net Loss as GAAP net loss adjusted to exclude non-cash expenses of stock-based compensation, derivative and warrant fair value adjustment and intangible amortization. It also excludes non-recurring restructuring charges, gain on lease termination, and convertible note payment-in-kind (“PIK”) interest and issuance discount amortization. Adjusted Net Loss also aligns the timing of impairment charges recorded under GAAP to the period in which the related revenue is recorded in order to improve the comparability of this measure to our non-GAAP financial measures of unit economics, as described above. Our calculation of Adjusted Net Loss does not currently include the tax effects of the non-GAAP adjustments because our taxes and such tax effects have not been material to date. We calculated Adjusted EBITDA as Adjusted Net Loss adjusted for depreciation and amortization, property financing and other interest expense, interest income, and income tax expense. Adjusted EBITDA is a supplemental performance measure that our management uses to assess our operating performance and the operating leverage in our business. 20 Definitions

OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited) 21 Three Months Ended March 31, 2021 2020 REVENUE $747,274 $1,255,795 COST OF REVENUE 650,142 1,164,748 GROSS PROFIT $97,132 $91,047 OPERATING EXPENSES: Sales, marketing and operations $69,066 $81,689 General and administrative 222,084 29,583 Technology and development 50,677 15,787 Total operating expenses $341,827 $127,059 LOSS FROM OPERATIONS (244,695) (36,012) DERIVATIVE AND WARRANT FAIR VALUE ADJUSTMENT (15,272) (1,012) INTEREST EXPENSE (10,999) (27,727) OTHER INCOME – Net 624 2,675 LOSS BEFORE INCOME TAXES (270,342) (62,076) INCOME TAX EXPENSE (94) (120) NET LOSS ($270,436) ($62,196) Net loss per share attributable to common shareholders: Basic ($0.48) ($0.74) Diluted ($0.48) ($0.74) Weighted-average shares outstanding: Basic 565,381 84,027 Diluted 565,381 84,027

OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED BALANCE STATEMENTS (In thousands, except per share data) (Unaudited) 22 March 31, 2021 December 31, 2020 ASSETS CURRENT ASSETS: Cash and cash equivalents $2,039,876 $1,412,665 Restricted cash 143,311 92,863 Marketable securities 58,619 47,637 Mortgage loans held for sale pledged under agreements to repurchase 8,307 7,529 Escrow receivable 19,264 1,494 Real estate inventory, net 840,632 465,936 Other current assets ($414 and $373 carried at fair value) 33,292 24,987 Total current assets 3,143,301 2,053,111 PROPERTY AND EQUIPMENT – Net 31,042 29,228 RIGHT OF USE ASSETS 47,114 49,517 GOODWILL 30,945 30,945 INTANGIBLES – Net 8,104 8,684 OTHER ASSETS ($10,000 and $0 carried at fair value) 11,206 4,097 TOTAL ASSETS $3,271,712 $2,175,582 LIABILITIES AND SHAREHOLDERS’ EQUITY CURRENT LIABILITIES: Accounts payable and other accrued liabilities $41,413 $25,270 Current portion of credit facilities and other secured borrowings 596,563 346,322 Interest payable 1,228 1,081 Lease liabilities, current portion 4,490 20,716 Total current liabilities 643,694 393,389 CREDIT FACILITIES – Net of current portion 136,473 135,467 WARRANT LIABILITIES 62,621 47,349 LEASE LIABILITIES – Net of current portion 45,241 46,625 OTHER LIABILITIES 122 94 Total liabilities $888,151 $622,924 SHAREHOLDERS’ EQUITY: Common stock, $0.0001 par value; 3,000,000,000 shares authorized; 585,691,729 and 540,714,692 shares issued and outstanding, respectively $58 $54 Additional paid-in capital 3,697,382 2,596,012 Accumulated deficit (1,313,885) (1,043,449) Accumulated other comprehensive income 6 41 Total shareholders’ equity $2,383,561 $1,552,658 TOTAL LIABILITIES, TEMPORARY EQUITY, AND SHAREHOLDERS’ EQUITY $3,271,712 $2,175,582

OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited) 23 Three Months Ended March 31, 2021 2020 CASH FLOWS FROM OPERATING ACTIVITIES: Net loss ($270,436) ($62,196) Adjustments to reconcile net loss to cash, cash equivalents, and restricted cash (used in) provided by operating activities: Depreciation and amortization – net of accretion $10,302 $9,522 Amortization of right of use asset 2,457 3,660 Stock-based compensation 238,832 2,970 Derivative and warrant fair value adjustment 15,272 1,012 Gain on settlement of lease liabilities (5,237) - Inventory valuation adjustment 20 6,221 Changes in fair value of derivative instruments (41) (44) Payment-in-kind interest - 1,349 Net fair value adjustments and gain (loss) on sale of mortgage loans held for sale (977) (355) Origination of mortgage loans held for sale (32,082) (17,658) Proceeds from sale and principal collections of mortgage loans held for sale 32,281 15,453 Changes in operating assets and liabilities: Escrow receivable (17,770) (826) Real estate inventories (374,665) 480,170 Other assets (9,128) 6,379 Accounts payable and other accrued liabilities 15,680 (4,597) Interest payable 344 (1,590) Lease liabilities (9,559) (3,088) Net cash (used in) provided by operating activities ($404,707) $436,382 CASH FLOWS FROM INVESTING ACTIVITIES: Purchase of property and equipment ($4,141) ($5,684) Purchase of marketable securities (34,583) (69,778) Proceeds from sales, maturities, redemptions and paydowns of marketable securities 23,437 20,310 Purchase of non-marketable equity securities (10,000) - Net cash used in investing activities ($25,287) ($55,152) CASH FLOWS FROM FINANCING ACTIVITIES: Proceeds from exercise of stock options $250 $411 Proceeds from the February 2021 Offering 886,067 - Issuance cost of common stock (28,848) - Proceeds from credit facilities and other secured borrowings 704,047 662,268 Principal payments on credit facilities and other secured borrowings (453,806) (1,008,407) Payment of loan origination fees and debt issuance costs (57) (1,187) Net cash provided by (used in) financing activities 1,107,653 (346,915) NET INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH 677,659 34,315 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – Beginning of period 1,505,528 684,822 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period $2,183,187 $719,137 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION – Cash paid during the period for interest $9,091 $25,186 RECONCILIATION TO CONDENSED CONSOLIDATED BALANCE SHEETS: Cash and cash equivalents $2,039,876 $409,257 Restricted cash 143,311 309,880 Cash, cash equivalents, and restricted cash $2,183,187 $719,137

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED GROSS PROFIT, CONTRIBUTION PROFIT AND CONTRIBUTION PROFIT AFTER INTEREST TO OUR GROSS PROFIT

	Three Months Ended				
(in thousands, except percentages)	**March 31, 2021**	**December 31, 2020**	**September 30, 2020**	**June 30, 2020**	**March 31, 2020**
Gross profit (GAAP)	**$97,132**	**$38,365**	**$35,811**	**$54,574**	**$91,047**
Gross Margin	13.0 %	15.4 %	10.6 %	7.4 %	7.3 %
Adjustments:					
Inventory impairment – Current Period(1)	$20	$79	$64	$1,231	$6,222
Inventory impairment – Prior Periods(2)	(114)	(216)	(2,803)	(6,581)	(8,421)
Restructuring in cost of revenue(3)	-	-	1	1,901	-
Adjusted Gross Profit	**$97,038**	**$38,228**	**$33,073**	**$51,125**	**$88,848**
Adjusted Gross Margin	13.0 %	15.4 %	9.8 %	6.9 %	7.1 %
Adjustments:					
Direct selling costs(4)	($17,340)	($5,243)	($8,909)	($22,128)	($36,648)
Holding costs on sales – Current Period(5)(6)	(2,126)	(778)	(1,011)	(2,383)	(4,876)
Holding costs on sales – Prior Periods(5)(7)	(1,426)	(750)	(3,140)	(6,517)	(8,768)
Contribution Profit	**$76,146**	**$31,457**	**$20,013**	**$20,097**	**$38,556**
Homes sold in period	2,462	849	1,232	2,924	4,908
Contribution Profit per Home Sold	**$31**	**$37**	**$16**	**$7**	**$8**
Contribution Margin	10.2 %	12.6 %	5.9 %	2.7 %	3.1 %
Adjustments:					
Interest on homes sold – Current Period(8)(9)	($2,333)	($714)	($1,060)	($3,155)	($6,563)
Interest on homes sold – Prior Periods(8)(10)	(902)	(464)	(2,591)	(5,309)	(8,578)
Contribution Profit After Interest	**$72,911**	**$30,279**	**$16,362**	**$11,633**	**$23,415**
Contribution Margin After Interest	9.8 %	12.2 %	4.8 %	1.6 %	1.9 %

1. Inventory impairment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.
2. Inventory impairment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.
3. Restructuring in cost of revenue consists mainly of severance and employee termination benefits that were recorded to cost of revenue. On April 15, 2020, we carried out a reduction in workforce following the outbreak of the COVID-19 pandemic.
4. Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.
5. Holding costs include mainly property taxes, insurance, utilities, association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing, and operations on the Consolidated Statements of Operations.
6. Represents holding costs incurred in the period presented on homes sold in the period presented.
7. Represents holding costs incurred in prior periods on homes sold in the period presented.
8. This does not include interest on mezzanine term debt facilities or other indebtedness.
9. Represents the interest expense under our senior revolving credit facilities incurred on homes sold for the current period during the period.
10. Represents the interest expense under our senior revolving credit facilities incurred on homes sold for the current period during prior periods.

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OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED NET LOSS AND ADJUSTED EBITDA TO OUR NET LOSS

	Three Months Ended				
(in thousands, except percentages)	**March 31, 2021**	**December 31, 2020**	**September 30, 2020**	**June 30, 2020**	**March 31, 2020**
Net loss (GAAP)	**($270,436)**	**($53,998)**	**($80,853)**	**($55,919)**	**($62,196)**
Adjustments:					
Stock-based compensation	$238,832	$28,843	$2,523	$3,669	$2,970
Derivative and warrant fair value adjustment(1)	15,272	(33,074)	24,329	(122)	1,012
Intangibles amortization expense(2)	580	580	986	1,068	1,080
Inventory impairment – Current Period(3)	20	79	64	1,231	6,221
Inventory impairment — Prior Periods(4)	(114)	(216)	(2,803)	(6,580)	(8,421)
Restructuring(5)	79	211	17,217	12,435	889
Convertible note PIK interest and discount amortization(6)	-	14	2,416	2,713	2,695
Loss on extinguishment of debt	-	11,356	-	-	-
Gain on lease termination	(5,237)	-	-	-	-
Other(7)	203	4,882	(322)	(1)	(44)
Adjusted Net Loss	**($20,801)**	**($41,323)**	**($36,443)**	**($41,506)**	**($55,794)**
Adjustments:					
Depreciation and amortization, excluding amortization of intangibles and right of use assets	$8,434	$4,744	$6,115	$5,850	$5,046
Property financing(8)	6,980	5,561	5,236	8,564	18,210
Other interest expense(9)	4,019	4,839	4,724	6,013	6,822
Interest income(10)	(867)	(725)	(665)	(662)	(2,680)
Income tax expense	94	(171)	35	80	119
Adjusted EBITDA	**($2,141)**	**($27,075)**	**($20,998)**	**($21,661)**	**($28,277)**
Adjusted EBITDA Margin	(0.3%)	(10.9%)	(6.2%)	(2.9%)	(2.3%)

1. Represents the gains and losses on our warrant liabilities, which are marked to fair value at the end of each period.
2. Represents amortization of intangibles acquired in the OSN and Open Listings acquisitions which contribute to revenue generation and are recorded as part of purchase accounting. The acquired intangible assets have useful lives ranging from 2 to 5 years and amortization is expected until the intangible assets are fully amortized.
3. Inventory impairment — Current Period is the inventory impairment charge recorded during the period presented associated with homes that remain in inventory at period end.
4. Inventory impairment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.
5. Restructuring costs consists mainly of employee termination benefits, relocation packages and retention bonuses as well as costs related to the exiting of certain non-cancellable leases. In 2020, these costs related mainly to a reduction in workforce implemented in April 2020 as wells as our exercise of the early termination option related to our San Francisco headquarters.
6. Includes non-cash payment-in-kind ("PIK") interest and amortization of the discount on the convertible notes issued from July through November 2019. We exclude convertible note PIK interest and amortization from Adjusted Net Loss since these are non-cash in nature and were converted into equity in September 2020 when the Company entered into the Convertible Notes Exchange Agreement with the convertible note holders.
7. Includes primarily gain or loss on disposal of fixed assets, gain or loss on interest rate lock commitments, gain or loss on the sale of marketable securities, accrued legal matters and sublease income.
8. Includes interest expense on our senior revolving credit facilities and our asset-backed mezzanine term debt facilities.
9. Includes amortization of debt issuance costs and loan origination fees, commitment fees, unused fees, and other interest related costs on our senior revolving credit facilities and our mezzanine term debt facilities.
10. Consists mainly of interest earned on cash, cash equivalents and marketable securities.

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